Exhibit 99.1
Liberty Latin America Reports Q4 & FY 2023 Results
186,000 organic broadband and postpaid mobile subscriber net adds in 2023
Operating income of $518 million; Adj. OIBDA rebased growth of 6% to $1.7 billion
Puerto Rico integration >80% complete; >800,000 mobile subscribers migrated
Cash provided by operating activities of $897 million; reported Adj. FCF before distributions to noncontrolling interests of $273 million
Repurchased $300 million in equity and convertible notes during the year
Denver, Colorado - February 22, 2024: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q4”) and twelve months (“YTD” and “FY”) ended December 31, 2023.
CEO Balan Nair commented, “We ended the year well, generating healthy subscriber and Adjusted OIBDA growth and delivering Adjusted FCF before distributions to noncontrolling interests of $273 million, 43% higher than the prior year.”
“Our commitment to investing in leading infrastructure has created robust, high-speed networks across our fixed, mobile and subsea platforms. At the end of 2023, over 80% of our fixed networks had been upgraded to enable speeds in excess of 1 Gbps and this investment helped us add 81,000 broadband subscribers during the year. Our postpaid mobile base also grew strongly as we added 105,000 subscribers, primarily in Liberty Costa Rica and C&W Caribbean.”
“In addition to our significant organic opportunities, completing the migration of mobile customers in Puerto Rico and the USVI is expected to be a key driver of LLA's future growth. We are on-track to achieve this goal by the end of April, enabling us to conclude our TSA with AT&T by the end of June, which will create significant cost savings and also allow us to drive our mobile business more effectively, removing restrictions that currently impact our commercial flexibility.”
“As we approach the completion of key migration activities we feel it is the right moment to share our medium-term outlook for LLA. We anticipate delivering a mid to high single digit Adjusted OIBDA rebased CAGR and aggregate Adjusted FCF before distributions to noncontrolling interests of more than $1 billion over the next three years. We are confident that through this performance and disciplined capital allocation we will deliver robust stakeholder value growth.”

Business Highlights
•C&W Caribbean: operating momentum and double-digit Adj. OIBDA growth
◦~100,000 internet and mobile postpaid organic adds in 2023
◦FY reported and rebased Adj. OIBDA growth of 12%
•C&W Panama: Claro Panamá acquisition synergies drive significant annual growth
◦FY reported and rebased revenue growth of 16% and 5%, respectively
◦FY reported and rebased Adj. OIBDA growth of 21% and 25%, respectively
•Liberty Networks: solid top-line performance
◦FY reported and rebased revenue growth of 1% and 2%, respectively
◦Strong enterprise services growth
•Liberty Puerto Rico: continued broadband growth; entering final months of mobile integration
◦23,000 broadband net adds over last twelve months
◦>800,000 mobile subscribers migrated to LPR platform
•Liberty Costa Rica: postpaid momentum, B2B and strong currency drive Adj. OIBDA growth
◦Strongest postpaid net adds quarter of 2023; 87,000 total postpaid net adds in year
◦FY Adj. OIBDA up 51% and 23% on a reported and rebased basis, respectively
Tower Monetization Transaction Update
•During Q4 2023, we completed the monetization of tower assets across Panama, Jamaica, Puerto Rico, Barbados and the British Virgin Islands
◦Received $244 million of proceeds associated with the Tower Transactions in Q4, reflected as debt in our financial statements
◦Anticipate Bahamas portion of the transaction will complete in the first half of 2024, generating additional proceeds of ~$70 million
LLA Medium-Term Financial Guidance (3 years ending FY 2026)
•Adjusted OIBDA: mid-to-high single digit rebased CAGR
◦Expected to drive reduction in group net leverage
•P&E additions as a percentage of revenue at ~16% annually
•Aggregate Adjusted FCF of >$1 billion, before distributions to noncontrolling interests

Financial and Operating Highlights

Financial Highlights	Q4 2023	Q4 2022	YoY Growth / (Decline)	YoY Rebased Growth / (Decline)[1]	FY 2023	FY 2022	YoY Growth / (Decline)	YoY Rebased Growth[1]

(USD in millions)
Revenue	$1,164	$1,159	—%	(1%)	$4,511	$4,809	(6%)	—%
Revenue (excluding VTR)[2]	$1,164	$1,159	—%	(1%)	$4,511	$4,358	4%	—%
Operating income	$113	$107	6%		$518	$87	N.M.
Adjusted OIBDA[3]	$432	$403	7%	6%	$1,702	$1,710	—%	6%
Adjusted OIBDA[3] (excluding VTR)[2]	$432	$403	7%	6%	$1,702	$1,594	7%	6%
Property & equipment additions	$207	$225	(8%)		$731	$816	(10%)
As a percentage of revenue	18%	19%			16%	17%

Adjusted FCF before distributions to noncontrolling interest owners	$218	$210			$273	$190
Distributions to noncontrolling interest owners	$(34)	$—			$(75)	$(2)
Adjusted FCF[4]	$184	$210			$198	$189

Cash provided by operating activities	$391	$377			$897	$869
Cash used by investing activities	$(163)	$(378)			$(616)	$(1,123)
Cash provided (used) by financing activities	$193	$(51)			$(62)	$(29)
N.M. – Not Meaningful.
Amounts may not recalculate due to rounding.

Operating Highlights[5]	Q4 2023	Q3 2023

Total customers	1,950,900	1,942,300
Organic customer additions	10,600	3,700
Fixed RGUs	3,933,400	3,898,000
Organic RGU additions	39,200	23,800
Organic internet additions	17,900	15,300
Mobile subscribers	7,977,400	8,033,000
Organic mobile additions (losses)	(41,900)	31,700
Organic postpaid additions	8,100	28,900

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2023	2022	%	Rebased %	2023	2022	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$366.4	$367.3	—	—	$1,437.0	$1,436.8	—	—
C&W Panama	206.1	201.4	2	2	742.6	642.7	16	5
Liberty Networks	113.5	124.0	(8)	(9)	453.3	450.8	1	2
Liberty Puerto Rico	353.5	372.2	(5)	(5)	1,417.7	1,463.6	(3)	(3)
Liberty Costa Rica	148.9	116.7	28	10	547.9	441.3	24	3
VTR	—	—	N.M.	N.M.	—	450.6	N.M.	N.M.
Corporate	5.0	5.7	(12)	(12)	23.5	22.2	6	6
Eliminations	(29.8)	(28.1)	N.M.	N.M.	(110.9)	(99.4)	N.M.	N.M.
Total	1,163.6	1,159.2	—	(1)	4,511.1	$4,808.6	(6)	—
Less: VTR	—	—			—	450.6
Total excluding VTR[2]	$1,163.6	$1,159.2	—	(1)	$4,511.1	$4,358.0	4	—
N.M. – Not Meaningful.
•Reported revenue for the three months and the year ended December 31, 2023 was flat and declined by 6%, respectively, as compared to the corresponding prior-year periods.
◦Reported revenue in Q4 was flat as (1) net organic growth driven by Liberty Costa Rica and C&W Panama and (2) net foreign exchange benefits of $21 million, were offset by organic declines in Liberty Puerto Rico and Liberty Networks.
◦Reported revenue declined in FY 2023 as (1) net foreign exchange benefits of $84 million, (2) the addition of $70 million from the acquisition of América Móvil's Panama operations (Claro Panamá) on July 1, 2022 and (3) net organic growth driven by C&W Panama and Liberty Costa Rica, were more than offset by the negative year-over-year impact of $451 million related to VTR's deconsolidation and organic decline in Liberty Puerto Rico.

Q4 2023 Revenue Growth – Segment Highlights
•C&W Caribbean: revenue was flat on both a reported and rebased basis, year-over-year.
◦Fixed residential revenue increased by 2% and 3%, respectively on a reported and rebased basis. Rebased revenue growth was driven by higher broadband ARPU and subscribers, primarily in Jamaica where we added 23,000 RGUs over the last twelve months. This was partly offset by lower ARPU from video and telephony services due to fixed-mobile convergence incentives.
◦Mobile residential revenue increased by 5% on a reported and rebased basis. The increase followed our focus on fixed-mobile convergence propositions which drove 70,000 postpaid mobile additions in the year. We have also continued to see an increase in inbound roaming revenue as tourism has recovered in the region.

◦B2B revenue was 6% lower on both a reported and rebased basis. The discontinuation of a non-core transit services agreement at the beginning of 2023 at C&W Jamaica had a $10 million negative impact on revenue as compared to the prior year quarter. This translates to an approximately 300 basis point and 700 basis point impact on C&W Caribbean's total revenue and B2B revenue rebased growth rates, respectively, and more than offset underlying B2B growth in the period.
•C&W Panama: revenue grew by 2% on a reported and rebased basis.
◦Fixed residential revenue was up 6% as we added 62,000 RGUs over the past twelve months, following investments in our networks, products and commercial activities.
◦Mobile residential revenue decreased by 5%, driven by lower prepaid volume including the impacts of disruptions from the mining protests, partially offset by higher prepaid ARPU.
◦B2B revenue grew by 8% driven by increased revenue from government-related projects and data and managed services.
•Liberty Networks: revenue declined by 8% and 9% on a reported and rebased basis, respectively. The year-over-year decline was driven by (i) lower wholesale network revenue associated with a significant customer that is recognized on a cash basis and (ii) a reduction in non-cash IRU revenue due to lower amortization year-over-year. This was partly offset by higher enterprise revenue due to an increase in new contracts and continued growth in B2B connectivity and managed services.
•Liberty Puerto Rico: revenue was 5% lower on a reported and rebased basis.
◦Residential fixed revenue growth of 5% was driven by 23,000 net broadband subscriber additions over the past twelve months and higher ARPU following rate increases.
◦Residential mobile revenue was 11% lower compared to the prior-year period. This was driven by: (1) reduced equipment sales due in part to migration activities, (2) a decline in the average number of prepaid mobile subscribers as compared to the prior year period, and (3) lower roaming revenue.
◦Other revenue declined by $3 million as compared to the prior-year quarter due to a reduction in revenue recognized on funds received from the FCC.
•Liberty Costa Rica: revenue grew by 28% on a reported basis and 10% on a rebased basis. Reported performance benefited from an $18 million positive foreign exchange impact year-over-year, as the Costa Rican colon appreciated against the U.S. dollar. The strong year-over-year rebased performance was driven by higher B2B service revenue and higher mobile revenue due to postpaid subscriber growth and equipment sales.
Operating Income
•Operating income was $113 million and $107 million for the three months ended December 31, 2023 and 2022, respectively, and $518 million and $87 million for the year ended December 31, 2023 and 2022, respectively.
◦The increase for the three-month comparison is primarily due to the net effect of (i) lower impairment, restructuring and other operating items, net, (ii) higher Adjusted OIBDA and (iii) higher depreciation and amortization. The increase for the twelve-month comparison is primarily due to the net impact of (i) lower impairment, restructuring and other operating items, net, mostly due to goodwill impairments recorded during the second quarter of 2022 and (ii) higher depreciation and amortization.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Year ended		Increase (decrease)
	December 31,				December 31,
	2023	2022	%	Rebased %	2023	2022	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$160.0	$138.1	16	16	$596.9	$535.2	12	12
C&W Panama	66.7	57.2	17	17	227.7	188.8	21	25
Liberty Networks	61.5	79.7	(23)	(22)	261.5	276.3	(5)	(4)
Liberty Puerto Rico	103.9	117.6	(12)	(12)	485.5	530.8	(9)	(9)
Liberty Costa Rica	57.9	36.1	60	36	203.1	134.7	51	23
VTR	—	—	N.M.	N.M.	—	115.6	N.M.	N.M.
Corporate	(18.1)	(26.1)	31	31	(73.1)	(71.5)	(2)	(1)
Total	$431.9	$402.6	7	6	$1,701.6	$1,709.9	—	6
Less: VTR	—	—			—	115.6
Total excluding VTR[2]	$431.9	$402.6	7	6	$1,701.6	$1,594.3	7	6

Operating income margin	9.7%	9.2%	11.5%	1.8%

Adjusted OIBDA margin	37.1%	34.7%	37.7%	35.6%

Adjusted OIBDA margin excl. VTR[2]	37.1%	34.7%	37.7%	36.6%

N.M. – Not Meaningful.
•Reported Adjusted OIBDA for the three months and year ended December 31, 2023 increased by 7% and was flat, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA was higher in Q4, driven by (1) organic growth in C&W Caribbean, Liberty Costa Rica, and C&W Panama, and (2) the appreciation of the Costa Rican colon, which were partly offset by organic declines in Liberty Networks and Liberty Puerto Rico.
◦Reported Adjusted OIBDA was flat YTD as (1) organic growth in C&W Caribbean, C&W Panama, and Liberty Costa Rica, and (2) the appreciation of the Costa Rican colon, were offset by the deconsolidation of VTR and organic decline in Liberty Puerto Rico.

Q4 2023 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean: Adjusted OIBDA increased by 16% on a reported and rebased basis, respectively. Performance was driven by lower direct costs, including declines in handset and programming expenses, and lower bad debt expense. Our Adjusted OIBDA margin improved by over 600 basis points year-over-year to 44%.
•C&W Panama: Adjusted OIBDA increased by 17% on a reported and rebased basis. The performance was driven by revenue growth, lower bad debt expense and value capture activities related to the Claro Panamá acquisition, partly offset by higher direct costs related to government-related projects.

•Liberty Networks: Adjusted OIBDA decreased by 23% and 22% on a reported and rebased basis, respectively. Our rebased performance was driven by the aforementioned revenue decline in the quarter.
•Liberty Puerto Rico: Adjusted OIBDA declined by 12% on a reported and rebased basis. The performance was driven by the net impact of our aforementioned revenue decline, lower direct costs, primarily due to lower gross sales, and higher other operating costs mainly related to migration and integration activities, year-over-year.
•Liberty Costa Rica: Adjusted OIBDA grew by 60% and 36% on a reported and rebased basis, respectively. Rebased performance was driven by the aforementioned revenue growth, favorable foreign exchange movements on non-CRC denominated costs and execution of our integration plan.
•Corporate: Adjusted OIBDA improved by 31% on a reported and rebased basis, respectively, driven by lower bonus costs.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was ($103 million) and $139 million for the three months ended December 31, 2023 and 2022, respectively, and ($74 million) and ($171 million) for the year ended December 31, 2023 and 2022, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	USD in millions

Customer Premises Equipment	$40.8	$40.9	$178.1	$246.3
New Build & Upgrade	56.2	44.9	158.7	156.7
Capacity	24.2	41.4	94.3	127.3
Baseline	68.0	71.6	234.9	210.8
Product & Enablers	17.4	26.4	64.9	75.2
Property & equipment additions	206.6	225.2	730.9	816.3
Assets acquired under capital-related vendor financing arrangements	(26.1)	(46.9)	(143.8)	(161.1)
Changes in current liabilities related to capital expenditures and other	(18.4)	(12.3)	(2.1)	4.9
Capital expenditures, net	$162.1	$166.0	$585.0	$660.1

Property & equipment additions as % of revenue	17.8%	19.4%	16.2%	17.0%

Property & Equipment Additions:
C&W Caribbean	$61.3	$79.3	$235.1	$230.7
C&W Panama	34.2	26.8	117.0	98.4
Liberty Networks	10.5	8.2	47.6	40.2
Liberty Puerto Rico	60.6	78.7	219.0	233.5
Liberty Costa Rica	29.1	19.8	75.3	65.5
VTR	—	—	—	107.3
Corporate	10.9	12.4	36.9	40.7
Property & equipment additions	$206.6	$225.2	$730.9	$816.3

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean	16.7%	21.6%	16.4%	16.1%
C&W Panama	16.6%	13.3%	15.8%	15.3%
Liberty Networks	9.3%	6.6%	10.5%	8.9%
Liberty Puerto Rico	17.1%	21.1%	15.4%	16.0%
Liberty Costa Rica	19.5%	17.0%	13.7%	14.8%
VTR	N/A	N/A	N/A	23.8%

New Build and Homes Upgraded by Reportable Segment[1]:
C&W Caribbean	25,800	15,800	142,100	106,700
C&W Panama	21,300	19,100	115,300	148,400
Liberty Puerto Rico	9,100	16,900	50,500	41,800
Liberty Costa Rica	8,100	11,000	41,300	50,300
VTR	—	—	—	137,400
Total	64,300	62,800	349,200	484,600
1.Table excludes Liberty Networks as that segment only provides B2B-related services.

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at December 31, 2023:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash related to debt
	in millions

Liberty Latin America[1]	$220.8	$—	$220.8	$100.3
C&W2	4,869.5	—	4,869.5	737.9
Liberty Puerto Rico[3]	2,701.3	5.5	2,706.8	127.9
Liberty Costa Rica	450.6	—	450.6	30.5
Total	$8,242.2	$5.5	$8,247.7	$996.6

Consolidated Leverage and Liquidity Information:			December 31, 2023	September 30, 2023

Consolidated debt and finance lease obligations to operating income ratio			15.0x	13.4x
Consolidated net debt and finance lease obligations to operating income ratio			13.2x	12.4x
Consolidated gross leverage ratio[4]			4.8x	4.6x
Consolidated net leverage ratio[4]			4.2x	4.3x
Weighted average debt tenor[5]			4.3 years	4.6 years
Fully-swapped borrowing costs			6.0%	6.0%
Unused borrowing capacity (in millions)[6]			$869.0	$887.0
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain lines of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations below.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations.
6.At December 31, 2023, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the December 31, 2023 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — December 31, 2023 vs September 30, 2023
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	4,100	4,800	300	5,900	6,500	12,700	26,100	7,100	33,200
The Bahamas	—	200	200	700	100	1,000	(1,400)	1,200	(200)
Trinidad and Tobago	800	(1,600)	(1,300)	(1,900)	(600)	(3,800)	—	—	—
Barbados	—	500	300	900	(200)	1,000	100	1,800	1,900
Other	200	1,000	100	1,400	(800)	700	2,900	7,200	10,100
Total C&W Caribbean	5,100	4,900	(400)	7,000	5,000	11,600	27,700	17,300	45,000
C&W Panama	10,000	4,100	3,100	6,600	5,300	15,000	(104,500)	(7,300)	(111,800)
Total C&W	15,100	9,000	2,700	13,600	10,300	26,600	(76,800)	10,000	(66,800)
Liberty Puerto Rico	1,000	3,000	(1,800)	4,200	5,500	7,900	(18,100)	(30,400)	(48,500)
Liberty Costa Rica	7,600	(1,400)	(500)	100	5,100	4,700	44,900	28,500	73,400
Total Organic Change	23,700	10,600	400	17,900	20,900	39,200	(50,000)	8,100	(41,900)

Q4 2023 Adjustments:
C&W Caribbean - Jamaica[1]	37,000	—	—	—	—	—	(12,700)	—	(12,700)
C&W Caribbean - The Bahamas	4,800	(2,000)	(400)	(2,000)	(1,400)	(3,800)	—	(1,000)	(1,000)
C&W Caribbean - Other[1]	30,500	—	—	—	—	—	—	—	—
Total Q4 2023 Adjustments:	72,300	(2,000)	(400)	(2,000)	(1,400)	(3,800)	(12,700)	(1,000)	(13,700)

Net Adds (Losses)	96,000	8,600	—	15,900	19,500	35,400	(62,700)	7,100	(55,600)
1.Primarily relates to homes passed adjustments through the network upgrade process. Jamaica prepaid adjustment relates to mobile 2G shutdown.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	December 31, 2023	September 30, 2023	% Change	% Change

Reportable Segment:
C&W Caribbean	$49.66	$49.41	1%	1%
C&W Panama	$38.58	$38.39	—%	—%
Liberty Puerto Rico	$73.32	$74.05	(1%)	(1%)
Liberty Costa Rica[2]	$44.32	$44.57	(1%)	(2%)
Cable & Wireless Borrowing Group	$47.03	$46.80	—%	1%
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	December 31, 2023	September 30, 2023	% Change	% Change

Reportable Segment:
C&W Caribbean	$14.55	$14.57	—%	—%
C&W Panama	$11.12	$11.17	—%	—%
Liberty Puerto Rico	$38.95	$38.81	—%	—%
Liberty Costa Rica[3]	$6.74	$6.56	3%	1%
Cable & Wireless Borrowing Group	$12.85	$12.85	—%	—%
1.The FX-Neutral change represents the percentage change on a sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended December 31, 2023 and September 30, 2023 were CRC 23,564 and CRC 24,074, respectively.
3.The mobile ARPU amount in Costa Rican colones for the three months ended December 31, 2023 and September 30, 2023 were CRC 3,580 and CRC 3,544, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; our anticipated integration plans, including timing for completion, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition; the strength of our balance sheet and tenor of our debt; our share repurchase program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the ability to obtain regulatory approvals for the transaction with DISH Networks and satisfy the other conditions to closing; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Kim Larson    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) for the twelve-month comparison, an acquisition and a disposition, (ii) the acquisition by our Liberty Costa Rica segment of the B2B Costa Rican operations within our Liberty Networks segment and (iii) FX. See Non-GAAP Reconciliations below.
2.We provide rebased revenue and Adjusted OIBDA growth rates, each a non-GAAP measure, for Liberty Latin America excluding VTR in light of the October 2022 deconsolidation of VTR that occurred in connection with the closing of our joint venture in Chile with América Móvil. See the tables below for the required non-GAAP reconciliations.
3.Consolidated Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
4.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
5.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	December 31,		Change	Rebased change[1]
	2023	2022
	in millions, except % amounts

Revenue	$660.6	$669.3	(1%)	(1%)

Operating income	$64.7	$77.1	(16%)

Adjusted OIBDA	$288.2	$275.0	5%	5%

Property & equipment additions	$106.1	$114.3	(7%)

Operating income as a percentage of revenue	9.8%	11.5%

Adjusted OIBDA as a percentage of revenue	43.6%	41.1%

Proportionate Adjusted OIBDA	$239.2	$231.7

	Year ended
	December 31,		Change	Rebased change[1]
	2023	2022
	in millions, except % amounts

Revenue	$2,543.2	$2,448.6	4%	2%

Operating income (loss)	$269.7	$(252.1)	N.M.

Adjusted OIBDA	$1,086.3	$1,000.0	9%	10%

Property & equipment additions	$399.7	$369.3	8%

Operating income (loss) as a percentage of revenue	10.6%	(10.3)%

Adjusted OIBDA as a percentage of revenue	42.7%	40.8%

Proportionate Adjusted OIBDA	$916.7	$852.4
N.M. – Not Meaningful.
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition for the twelve-month comparison, FX and the acquisition by the Liberty Costa Rica borrowing group of the B2B Costa Rican operations within our C&W borrowing group.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		December 31,	September 30,
	Facility Amount	2023	2023
	in millions
Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.25%)	$580.0	$—	$20.0
Term Loan Facility B-5 due 2028 (Adjusted Term SOFR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,100.0	2,120.0
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Regional and other debt[1]		159.2	129.3
Total Credit Facilities		2,694.2	2,684.3
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Vendor financing and Tower Transactions		460.3	260.4
Total third-party debt		4,869.5	4,659.7
Less: premiums, discounts and deferred financing costs, net		(25.9)	(27.4)
Total carrying amount of third-party debt		4,843.6	4,632.3
Less: cash and cash equivalents		(737.9)	(384.1)
Net carrying amount of third-party debt		$4,105.7	$4,248.2
1.    Amounts include $69 million of amortizing loans which are due in three annual installments beginning in May 2024.

•At December 31, 2023, our third-party total and proportionate net debt was $4.1 billion and $3.8 billion, respectively, our Fully-swapped Borrowing Cost was 5.5%, and the average tenor of our debt obligations (excluding vendor financing and debt related to the Tower Transactions) was approximately 4.1 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $239 million for Q4 2023.
•C&W's Covenant Proportionate Net Leverage Ratio was 3.6x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.

•At December 31, 2023, we had maximum undrawn commitments of $637 million, including $65 million under our regional facilities. At December 31, 2023, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the December 31, 2023 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	December 31,		Change
	2023	2022
	in millions, except % amounts

Revenue	$353.5	$372.2	(5)%

Operating income	$9.7	$32.1	(70)%

Adjusted OIBDA	$103.9	$117.6	(12)%

Property & equipment additions	$60.6	$78.7	(23)%

Operating income as a percentage of revenue	2.7%	8.6%

Adjusted OIBDA as a percentage of revenue	29.4%	31.6%

	Year ended
	December 31,		Change
	2023	2022
	in millions, except % amounts

Revenue	$1,417.7	$1,463.6	(3)%

Operating income	$175.2	$222.1	(21)%

Adjusted OIBDA	$485.5	$530.8	(9)%

Property & equipment additions	$219.0	$233.5	(6)%

Operating income as a percentage of revenue	12.4%	15.2%

Adjusted OIBDA as a percentage of revenue	34.2%	36.3%

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		December 31,	September 30,
	Facility amount	2023	2023
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.50%)	$172.5	$—	$—
Term Loan Facility due 2028 (Adjusted Term SOFR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		620.0	620.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing, Tower Transactions and other		100.3	41.6
Finance lease obligations		5.5	5.5
Total debt and finance lease obligations		2,706.8	2,648.1
Less: premiums and deferred financing costs, net		(21.9)	(23.5)
Total carrying amount of debt		2,684.9	2,624.6
Less: cash, cash equivalents and restricted cash related to debt[1]		(127.9)	(52.2)
Net carrying amount of debt		$2,557.0	$2,572.4
1.Cash amounts include restricted cash that serves as collateral against certain lines of credit associated with funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
•At December 31, 2023, our Fully-swapped Borrowing Cost was 6.2% and the average tenor of our debt (excluding vendor financing, debt related to the Tower Transactions and other debt) was approximately 4.6 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 5.2x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s Group Credit Agreement.

•At December 31, 2023, we had maximum undrawn commitments of $173 million. At December 31, 2023, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the December 31, 2023 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	December 31,		Change	Rebased change[1]
	2023	2022
	CRC in billions, except % amounts

Revenue	79.2	71.1	11%	10%

Operating income	18.1	8.2	121%

Adjusted OIBDA	30.8	22.1	39%	36%

Property & equipment additions	15.5	12.0	29%

Operating income as a percentage of revenue	22.9%	11.5%

Adjusted OIBDA as a percentage of revenue	38.9%	31.1%

	Year ended
	December 31,		Change	Rebased change[1]
	2023	2022
	CRC in billions, except % amounts

Revenue	297.6	285.3	4%	3%

Operating income	55.5	34.0	63%

Adjusted OIBDA	110.2	87.2	26%	23%

Property & equipment additions	40.7	42.2	(4%)

Operating income as a percentage of revenue	18.6%	11.9%

Adjusted OIBDA as a percentage of revenue	37.0%	30.6%
1.    Indicated growth rates are rebased for the acquisition by the Liberty Costa Rica borrowing group of the B2B Costa Rican operations within our C&W borrowing group.

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt, finance lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2023		2023
	Borrowing currency in millions	CRC equivalent in billions

10.875% Term Loan A Facility due 2031[1]	$50.0	26.2	26.8
10.875% Term Loan B Facility due 2031[1]	$400.0	209.2	214.7
Revolving Credit Facility due 2028 (Term SOFR[2] + 4.25%)	$60.0	—	—
Total credit facilities		235.4	241.5
Other		0.3	3.5
Finance lease obligations		—	1.4
Total debt and finance lease obligations		235.7	246.4
Less: deferred financing costs		(7.5)	(7.7)
Total carrying amount of debt		228.2	238.7
Less: cash and cash equivalents		(15.9)	(13.2)
Net carrying amount of debt		212.3	225.5

Exchange rate (CRC to $)		523.0	536.8
1.    From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.
2.    Forward-looking term rate based on SOFR as published by CME Group Benchmark Administration Limited.

•At December 31, 2023, our Fully-swapped Borrowing Cost was 10.9% and the average tenor of our debt was approximately 7.0 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 1.9x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.

•At December 31, 2023, we had maximum undrawn commitments of $60 million. At December 31, 2023, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the December 31, 2023 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — December 31, 2023
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	742,100	348,200	130,000	330,900	326,900	787,800	1,121,100	106,400	1,227,500
The Bahamas	125,700	33,900	7,600	26,200	33,300	67,100	137,800	24,600	162,400
Trinidad and Tobago	341,700	147,400	97,100	131,200	91,900	320,200	—	—	—
Barbados	140,400	85,200	38,800	78,000	69,200	186,000	82,200	48,900	131,100
Other	388,700	217,500	73,100	193,200	111,600	377,900	321,900	127,100	449,000
Total C&W Caribbean	1,738,600	832,200	346,600	759,500	632,900	1,739,000	1,663,000	307,000	1,970,000
C&W Panama	953,600	260,400	166,900	232,500	221,100	620,500	1,511,200	345,200	1,856,400
Total C&W	2,692,200	1,092,600	513,500	992,000	854,000	2,359,500	3,174,200	652,200	3,826,400
Liberty Puerto Rico [1,2]	1,178,700	580,800	237,100	547,100	268,800	1,053,000	115,200	864,100	979,300
Liberty Costa Rica [3]	749,500	277,500	183,100	262,300	75,500	520,900	2,267,100	904,600	3,171,700
Total	4,620,400	1,950,900	933,700	1,801,400	1,198,300	3,933,400	5,556,500	2,420,900	7,977,400

1.Prepaid mobile subscribers include 10,300 mobile reseller subscribers.
2.Postpaid mobile subscribers include 201,800 CRUs.
3.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, the Tower Transactions, other debt and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, the Tower Transactions, other debt and finance lease obligations) less cash, cash equivalents and restricted cash related to debt to annualized operating income from the most recent two consecutive fiscal quarters.
CRU – Corporate responsible user.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations, debt related to the Tower Transactions and other debt), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing, the Tower Transactions, other debt and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes and liabilities related to vendor financing and finance lease obligations) less cash, cash equivalents and restricted cash related to debt. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes CRUs, which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.

Tower Transactions – Transactions entered into during 2023 associated with certain of our mobile towers across various markets that (i) have terms of 15 or 20 years and did not meet the criteria to be accounted for as a sale and leaseback and (ii) also include "build to suit" sites that we are obligated to construct over the next 5 years.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA, a non-GAAP measure, is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions

Operating income	$113.0	$106.9	$517.7	$86.5
Share-based compensation expense	10.9	10.9	88.7	93.5
Depreciation and amortization	302.7	249.0	1,008.3	910.7
Impairment, restructuring and other operating items, net	5.3	35.8	86.9	619.2
Adjusted OIBDA	$431.9	$402.6	$1,701.6	$1,709.9

Operating income margin[1]	9.7%	9.2%	11.5%	1.8%

Adjusted OIBDA margin[2]	37.1%	34.7%	37.7%	35.6%
1.Calculated by dividing operating income by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) proceeds received in connection with handset receivables securitization, (iv) insurance recoveries related to damaged and destroyed property and equipment and (v) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, and (d) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions

Net cash provided by operating activities	$390.5	$377.0	$897.0	$868.8
Cash payments for direct acquisition and disposition costs	0.9	8.1	5.9	26.5
Expenses financed by an intermediary[1]	44.6	33.4	176.9	149.1
Capital expenditures, net	(162.1)	(166.0)	(585.0)	(660.1)
Principal payments on amounts financed by vendors and intermediaries	(74.1)	(42.6)	(239.0)	(196.7)
Pre-acquisition interest payments, net[2]	—	—	—	3.9
Principal payments on finance leases	(0.3)	(0.2)	(1.0)	(1.1)
Proceeds from handset receivables securitization	18.4	—	18.4	—
Adjusted FCF before distributions to noncontrolling interest owners	217.9	209.7	273.2	190.4
Distributions to noncontrolling interest owners	(34.2)	—	(75.4)	(1.9)
Adjusted FCF	$183.7	$209.7	$197.8	$188.5
1.For purposes of our consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amounts for the 2022 periods relate to the portion of interest paid that relates to the pre-acquisition debt for the Claro Panama Acquisition.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired, disposed or transferred businesses, as applicable, to the same extent they are included or excluded from the current year. The businesses that were acquired, disposed or transferred impacting the comparative periods are as follows:
i.Claro Panamá, which was acquired on July 1, 2022;
ii.VTR, which was deconsolidated as of October 6, 2022; and
iii.the January 2023 acquisition by our Liberty Costa Rica segment of the B2B Costa Rican operations within our Liberty Networks segment.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.

We have reflected the revenue and Adjusted OIBDA of acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

The following tables set forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended December 31, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$367.3	$201.4	$124.0	$372.2	$116.7	$—	$5.7	$(28.1)	$1,159.2
Rebase adjustments:
Foreign currency	(0.7)	—	3.1	—	17.0	—	—	—	19.4
Other[1]	—	—	(1.7)	—	1.7	—	—	—	—
Revenue – Rebased	$366.6	$201.4	$125.4	$372.2	$135.4	$—	$5.7	$(28.1)	$1,178.6

Reported percentage change	—%	2%	(8)%	(5)%	28%	N.M.	(12)%	N.M.	—%

Rebased percentage change	—%	2%	(9)%	(5)%	10%	N.M.	(12)%	N.M.	(1)%
N.M. – Not Meaningful.

	Year ended December 31, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$1,436.8	$642.7	$450.8	$1,463.6	$441.3	$450.6	$22.2	$(99.4)	$4,808.6
Rebase adjustments:
Acquisition	—	64.3	—	—	—	—	—	—	64.3
Disposition	—	—	—	—	—	(450.6)	—	—	(450.6)
Foreign currency	(0.1)	—	(0.7)	—	83.8	—	—	(0.1)	82.9
Other[1]	—	—	(6.6)	—	6.6	—	—	—	—
Revenue – Rebased	$1,436.7	$707.0	$443.5	$1,463.6	$531.7	$—	$22.2	$(99.5)	$4,505.2

Reported percentage change	—%	16%	1%	(3)%	24%	N.M.	6%	N.M.	(6)%

Rebased percentage change	—%	5%	2%	(3)%	3%	N.M.	6%	N.M.	—%
N.M. – Not Meaningful.
1.On January 1, 2023, the B2B Costa Rican operation within our Liberty Networks segment was acquired by our Liberty Costa Rica segment. This acquisition did not have a significant impact on the financial results of our Liberty Networks or Liberty Costa Rica segments.

The following tables set forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$138.1	$57.2	$79.7	$117.6	$36.1	$—	$(26.1)	$402.6
Rebase adjustments:
Foreign currency	(0.2)	—	0.6	—	5.4	—	—	5.8
Other[1]	—	—	(1.1)	—	1.1	—	—	—
Adjusted OIBDA – Rebased	$137.9	$57.2	$79.2	$117.6	$42.6	$—	$(26.1)	$408.4

Reported percentage change	16%	17%	(23)%	(12)%	60%	N.M.	31%	7%

Rebased percentage change	16%	17%	(22)%	(12)%	36%	N.M.	31%	6%
N.M. – Not Meaningful.

	Year ended December 31, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$535.2	$188.8	$276.3	$530.8	$134.7	$115.6	$(71.5)	$1,709.9
Rebase adjustments:
Acquisition	—	(6.0)	—	—	—	—	—	(6.0)
Disposition	—	—	—	—	—	(115.6)	(1.4)	(117.0)
Foreign currency	—	—	(0.6)	—	25.9	—	—	25.3
Other[1]	—	—	(3.9)	—	3.9	—	—	—
Adjusted OIBDA – Rebased	$535.2	$182.8	$271.8	$530.8	$164.5	$—	$(72.9)	$1,612.2

Reported percentage change	12%	21%	(5)%	(9)%	51%	N.M.	(2)%	—%

Rebased percentage change	12%	25%	(4)%	(9)%	23%	N.M.	(1)%	6%
N.M. – Not Meaningful.
1.On January 1, 2023, the B2B Costa Rican operation within our Liberty Networks segment was acquired by our Liberty Costa Rica segment. This acquisition did not have a significant impact on the financial results of our Liberty Networks or Liberty Costa Rica segments.

The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$128.2	$101.4	$229.6	$137.7	$367.3
Rebase adjustment:
Foreign currency	(0.2)	(0.3)	(0.5)	(0.2)	(0.7)
Revenue by product – Rebased	$128.0	$101.1	$229.1	$137.5	$366.6

Reported percentage change	2%	5%	3%	(6)%	—%

Rebased percentage change	3%	5%	4%	(6)%	—%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash related to debt divided by (ii) last two quarters of annualized Adjusted OIBDA as of December 31, 2023. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of December 31, 2023 and September 30, 2023 are set forth below:

	December 31, 2023		September 30, 2023
	in millions, except leverage ratios

Total debt and finance lease obligations	$8,179.9		$7,914.7
Discounts, premiums and deferred financing costs, net	67.8		73.1
Adjusted total debt and finance lease obligations	8,247.7		7,987.8
Less:
Cash and cash equivalents	988.6		571.6
Restricted cash related to debt[1]	8.0		8.0
Net debt and finance lease obligations	$7,251.1		$7,408.2

Operating income[2]:
Operating income for the three months ended June 30, 2023	N/A		$135.4
Operating income for the three months ended September 30, 2023	$162.7		162.7
Operating income for the three months ended December 31, 2023	113.0		N/A
Operating income – last two quarters	$275.7		$298.1
Annualized operating income – last two quarters annualized	$551.4		$596.2
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended June 30, 2023	N/A		$441.2
Adjusted OIBDA for the three months ended September 30, 2023	$428.4		428.4
Adjusted OIBDA for the three months ended December 31, 2023	431.9		N/A
Adjusted OIBDA – last two quarters	$860.3		$869.6
Annualized Adjusted OIBDA – last two quarters annualized	$1,720.6		$1,739.2

Consolidated debt and finance lease obligations to operating income ratio	15.0	x	13.4	x
Consolidated net debt and finance lease obligations to operating income ratio	13.2	x	12.4	x
Consolidated leverage ratio	4.8	x	4.6	x
Consolidated net leverage ratio	4.2	x	4.3	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain lines of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended December 31, 2023. A reconciliation of our operating income to Adjusted OIBDA for the three months ended June 30, 2023 and September 30, 2023 is presented in the following table:

	Three months ended
	September 30, 2023	June 30, 2023
	in millions

Operating income	$162.7	$135.4
Share-based compensation expense	24.1	24.5
Depreciation and amortization	230.5	240.5
Impairment, restructuring and other operating items, net	11.1	40.8
Adjusted OIBDA	$428.4	$441.2

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income (loss) to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions

Operating income (loss)	$64.7	$77.1	$269.7	$(252.1)
Share-based compensation expense	2.4	3.2	22.7	27.8
Depreciation and amortization	197.6	152.2	644.3	574.2
Related-party fees and allocations	24.7	15.0	89.3	54.2
Impairment, restructuring and other operating items, net	(1.2)	27.5	60.3	595.9
Adjusted OIBDA	288.2	275.0	1,086.3	1,000.0
Noncontrolling interests' share of Adjusted OIBDA	49.0	43.3	169.6	147.6
Proportionate Adjusted OIBDA	$239.2	$231.7	$916.7	$852.4

A reconciliation of Liberty Puerto Rico's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions

Operating income	$9.7	$32.1	$175.2	$222.1
Share-based compensation expense	0.3	1.3	6.2	7.3
Depreciation and amortization	75.1	69.4	241.9	244.6
Related-party fees and allocations	12.0	12.6	49.5	52.5
Impairment, restructuring and other operating items, net	6.8	2.2	12.7	4.3
Adjusted OIBDA	$103.9	$117.6	$485.5	$530.8
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	CRC in billions

Operating income	18.1	8.2	55.5	34.0
Share-based compensation expense	0.1	0.3	0.9	1.5
Depreciation and amortization	12.2	13.2	51.3	49.9
Related-party fees and allocations	0.4	0.3	1.4	1.4
Impairment, restructuring and other operating items, net	—	0.1	1.1	0.4
Adjusted OIBDA	30.8	22.1	110.2	87.2

The following tables set forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations (USD in millions).

	Three months ended December 31, 2022	Year ended December 31, 2022
	In millions

Revenue – Reported	$669.3	$2,448.6
Rebase adjustments:
Acquisition	—	64.3
Foreign currency	2.4	(0.7)
Other[1]	(1.7)	(6.6)
Revenue – Rebased	$670.0	$2,505.6

Reported percentage change	(1)%	4%

Rebased percentage change	(1)%	2%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was sold to our Liberty Costa Rica borrowing group. This sale did not have a significant impact on the financial results of our C&W borrowing group.

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2022	Year ended December 31, 2022
	In millions

Adjusted OIBDA – Reported	$275.0	$1,000.0
Rebase adjustments:
Acquisition	—	(6.0)
Foreign currency	0.3	(0.6)
Other[1]	(1.1)	(3.9)
Adjusted OIBDA – Rebased	$274.2	$989.5

Reported percentage change	5%	9%

Rebased percentage change	5%	10%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was sold to our Liberty Costa Rica borrowing group. This sale did not have a significant impact on the financial results of our C&W borrowing group.

The following table sets forth the reconciliations from reported revenue for our Liberty Costa Rica borrowing group to rebased revenue and related change calculations.

	Three months ended December 31, 2022	Year ended December 31, 2022
	CRC in billions

Revenue – As reported	71.1	285.3
Rebased adjustment – Other[1]	0.9	3.6
Revenue – As rebased	72.0	288.9

Reported percent change	11%	4%

Rebased percent change	10%	3%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was acquired by our Liberty Costa Rica borrowing group. This acquisition did not have a significant impact on the financial results of Liberty Costa Rica.
The following table sets forth the reconciliations from reported Adjusted OIBDA for our Liberty Costa Rica borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2022	Year ended December 31, 2022
	CRC in billions

Adjusted OIBDA – Reported	22.1	87.2
Rebased adjustment – Other[1]	0.5	2.1
Adjusted OIBDA – Rebased	22.6	89.3

Reported percent change	39%	26%

Rebased percent change	36%	23%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was acquired by our Liberty Costa Rica borrowing group. This acquisition did not have a significant impact on the financial results of Liberty Costa Rica.